Exhibit 99.1

Contact:	Dan Turner
302-774-0081
daniel.a.turner@usa.dupont.com

Mark Schneider Elected to DuPont Board of Directors

WILMINGTON, Del., Aug. 1, 2014 - DuPont today announced the election of Ulf M. “Mark” Schneider, President and CEO of Fresenius SE & Co. KGaA to its board of directors, effective Oct. 22.

“Mark leads a significant global healthcare business and brings strong operating and international experience, including valuable perspective in emerging markets,” said DuPont Chair and Chief Executive Officer Ellen Kullman. “He will be a strong asset to DuPont as we continue to advance our strategy and bring the strength of our science to bear on some of the world’s most pressing challenges.”

Mr. Schneider, 48, has served since 2003 as President and CEO for Fresenius SE & Co. KGaA, a diversified global health care group, with $27.0 billion in revenue in 2013. Fresenius operates in approximately 100 countries and specializes in lifesaving medicines and technologies for dialysis, clinical nutrition, infusion and transfusion. Mr. Schneider joined Fresenius in 2001, serving as CFO of Fresenius Medical Care, a Fresenius Group company. Previously, he was Group Finance Director of Gehe UK, a UK-based pharmaceutical distributor and held several senior executive positions with Franz Haniel & Cie, GmbH, a diversified German multinational company, since 1989.

Mr. Schneider graduated from the University of St. Gallen in Switzerland, where he also received a doctoral degree in Economics, and earned his MBA from Harvard Business School.

DuPont (NYSE: DD) has been bringing world-class science and engineering to the global marketplace in the form of innovative products, materials, and services since 1802.  The company believes that by collaborating with customers, governments, NGOs, and thought leaders we can help find solutions to such global challenges as providing enough healthy food for people everywhere, decreasing dependence on fossil fuels, and protecting life and the environment.  For additional information about DuPont and its commitment to inclusive innovation, please visit http://www.dupont.com.

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8/1/14

E. I. du Pont de Nemours and Company